Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-213508) of Johnson Controls International plc of our report dated June 25, 2021 appearing in this Annual Report on Form 11-K of the Johnson Controls Retirement Savings and Investment Plan for the year ended December 31, 2020.

/s/ Wipfli LLP

Milwaukee, Wisconsin
June 25, 2021